Jade Art Group Announces One-For-Three Reverse Stock Split

NEW YORK and JIANGXI, CHINA, April 28, 2008 - Jade Art Group Inc. (OTCBB: JADG) (the “Company”), a seller and distributor of raw jade sourced from the SheTai Jade mine in China, today announced that its board of directors has authorized a one-for-three reverse stock split of its outstanding common stock.  The reverse stock split has also been approved by a majority of the Company’s shareholders.

The Company’s Board of Directors set May 15, 2008 as the effective date for the reverse stock split. The marketplace effective date, on which the reverse stock split will be reflected in trading on the OTC Bulletin Board, will be determined by NASDAQ and is expected to be in late May or June of 2008.  The Company will make a further announcement when it receives confirmation from NASDAQ of the effective date of the reverse split for trading purposes and the new trading symbol for its common stock.

As a result of the reverse stock split, each three (3) shares of the Company’s outstanding common stock will be combined into one (1) share of common stock. The reverse split will reduce the number of outstanding shares of the Company’s common stock from 239,940,000 shares to 79,980,000 shares (based on the number of shares outstanding on April 25, 2008).  Fractional shares will not be issued but instead will be rounded up to the next whole number.

Shareholders will not be required to obtain new or replacement share certificates. However, each holder of record of shares of the Company’s common stock that is outstanding on the effective date of the reverse stock split who desires to obtain a new share certificate or certificates may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the reverse stock split. The Company’s transfer agent is Empire Stock Transfer Inc.

Until the appropriate adjustment is made on the OTCBB trading market on a date to be determined by NASDAQ, as described above, investors should be aware that trades in shares of the Company’s common stock on the OTCBB will be reflected on a pre-reverse stock split basis.

About Jade Art Group Inc.

Jade Art Group Inc., through its wholly owned subsidiary, Jiangxi SheTai Jade Industrial Co., Ltd., sells and distributes raw jade, ranging in uses from decorative construction material to high-end jewelry sourced from the SheTai Jade mine, throughout China.  This mine has an annual operating capacity of approximately 40,000 tons and has been operating for a number of years.  It has one of the largest jade reserves in China and is owned by XiKai, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years.  According to a survey report issued by the Inner Mongolia Geological Institution, the mine has proven and probable reserves of approximately 6 million tons, or approximately $16 billion worth of jade at current market rates of $2,750 per ton.  Several national jade experts have noted the high quality of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit:  www.jadeartgroupinc.com

FORWARD-LOOKING STATEMENTS:  This document includes forward-looking statements.  Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, projected volume of customer orders, performance by customers under existing and future  agreements, cash flows and values, statements relating to the continued advancement of Jade Art Group’s projects and other statements which are not historical facts.  When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements.  Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

     Kevin McEnery
     Managing Director - Finance
     Jade Art Group Inc.
     646-200-6302
     kevin@jadeartgroupinc.com

     Jacalyn Guo
     Vice President
     Jade Art Group Inc.
     646-200-6328
     jacalynguo@jadeartgroupinc.com

     Darren Minton
     Winning IR Company, Ltd.
     212-823-0523
     darren.minton@winningir.com